Exhibit 99.1

Theragenics Corporation(R) Announces Analyst and Investor Meetings and
                         Investor Presentation

    BUFORD, Ga.--(BUSINESS WIRE)--May 15, 2006--Theragenics Corporation(R) (NYSE:TGX), a medical device company serving the cancer treatment and surgical markets, today said that it intends to conduct meetings with certain analysts and institutional investors over the next week.
    The presentation being given at these meetings will be available for viewing in the Investor Relations section of the Company's Web site (www.theragenics.com) prior to the scheduled meetings. Select "Investor Relations" followed by "Company Presentations."

    Theragenics Corporation(R) (NYSE:TGX) is a provider of brachytherapy and surgical products. In Buford, Ga., the Company manufactures and markets its premiere product, the palladium-103 TheraSeed(R) device (www.theraseed.com), and I-Seed, an iodine-125 based device, which are used primarily in the minimally invasive treatment of localized prostate cancer. Theragenics is the world's largest producer of palladium-103 for human use. Through its subsidiary, CP Medical (www.cpmedical.com), based in Portland, Ore., the Company manufactures and distributes medical products for diverse surgical markets including wound closure, cardiac pacing, and the general, dental, cosmetic and veterinary markets. For additional information, call the Company's Investor Relations Department at (800) 998-8479 or visit www.theragenics.com.

    CONTACT: Theragenics Corporation, Buford
             Frank J. Tarallo, 800-998-8479 or 770-271-0233
                 or
             Lisa Rassel, 800-998-8479 or 770-271-0233
             www.theragenics.com